Exhibit 99.1

NEWS RELEASE

Halcón Announces Emergence from Chapter 11 and Appointment of New Chief Operating Officer

HOUSTON — October 8, 2019 — Halcón Resources Corporation (“Halcón” or the “Company”) is pleased to announce that it has emerged from bankruptcy under Chapter 11 of the US Bankruptcy Code. By successfully completing its financial restructuring, the Company eliminated more than $750 million in debt and more than $40 million of annual interest expense, significantly enriching its financial condition.

Effective at emergence, the Company has $147 million in availability under its new senior secured revolving credit facility, including $3 million in cash, $1 million in outstanding letters of credit and $130 million of borrowing, resulting in 1.3x total net leverage (net debt/LTM EBITDA). The Company has 16,204,282 shares of common stock outstanding. The Company is governed by a Board of Directors comprising of Richard Little, Halcón’s Chief Executive Officer, William Transier, who serves as Chairman of the Board, William Carapucci, David Chang, Scott Germann, Gregory Hinds and Allen Li.

Mr. Little commented, “I’m excited to announce our emergence from bankruptcy under Chapter 11. This has been the culmination of a lot of hard work from the entire team, including our legal and financial advisors. I especially want to thank our former board members for their role in making the financial restructuring a success. I am eager to begin working with our new board as we continue to implement a culture of capital discipline in the safe development of our asset base. We remain focused on creating value and enhancing the financial flexibility we have achieved in this process.”

The Company is also pleased to announce the appointment of Daniel P. Rohling as Executive Vice President and Chief Operating Officer, effective October 8, 2019. Mr. Rohling replaces Jon Wright, who previously served in that role. Mr. Rohling has approximately 15 years of oil and gas operations experience and was most recently the Asset Vice President at Ajax Resources, LLC until it sold substantially all of its assets to Diamondback Energy, Inc. in October 2018 for $1.2 billion. Mr. Rohling began his career at EP Energy Corporation (El Paso Corporation) as an engineer and held various roles in operations, reservoir engineering, business development and management. As the Business Area Manager, Mr. Rohling was ultimately responsible for the development of over 350 wells in EP’s shale play covering over 180,000 net acres in the Permian before his tenure at Ajax. Mr. Rohling earned a Bachelor of Science degree in Petroleum Engineering from Texas A&M University and is an active member of the Society of Petroleum Engineers.

“I have worked with Danny for over 12 years and appreciate the value he brings to an organization like Halcón.  He has a great track record of delivering results safely and efficiently with a focus on capital discipline and overall program economics. I am looking forward to leveraging his capabilities as a proven leader with a strong technical and operational perspective with our team here at Halcón,” Mr. Little further commented.

Perella Weinberg Partners and Tudor Pickering Holt & Co. acted as financial advisors, Weil, Gotshal & Manges LLP acted as legal counsel and FTI Consulting, Inc. acted as restructuring advisor to the Company in connection with the plan of reorganization. Ducera Partners LLC acted as financial advisor and Paul, Weiss, Rifkind, Wharton & Garrison acted as legal advisor to holders of the Company’s prepetition Senior Notes.

Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects”, “believes”, “intends”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, or “probable” or statements that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved. Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, the risks set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov or through the Company’s website at www.halconresources.com. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. The Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.

About Halcón Resources

Halcón Resources Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

Contact

John-Davis Rutkauskas

Director, Finance & Investor Relations

(832) 538-0551